UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 2, 2016

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2016, Albert R. Subbloie, Jr. resigned from his positions as President and Chief Executive Officer of Tangoe, Inc. (the “Company”) and as both a member and Chairman of the Board of Directors of the Company (the “Board”), in each case effective immediately, after being informed of the Board’s conclusion that the Company in the longer term would benefit from a transition to a new Chief Executive Officer.

On May 2, 2016, the Board appointed James D. Foy, one of the Company’s directors, as Acting Chief Executive Officer of the Company.  In connection with his appointment as Acting Chief Executive Officer, Mr. Foy resigned as a member of the Compensation Committee of the Board.  Mr. Foy, age 69, has served as a member of the Board since March 2014.  Mr. Foy has been the Executive Chairman of SemantX since August 2014.  Mr. Foy served as Executive Chairman and Chief Executive Officer of privately held Talend, Inc., a provider of data, application and process integration products and services, from February 2013 to October 2013.  Previously, he was President and Chief Executive Officer of privately held Aspect Software, Inc. and two predecessor companies (Concerto Software, Inc. and Davox Corporation) from 2001 to 2012.  In 1991, he founded Constellation Software, Inc., and served as its President and Chief Executive Officer for three years.  In 1994, Constellation was acquired by VMark Software, Inc., a predecessor company of Ardent Software, which was subsequently acquired by Informix Corp.  Mr. Foy remained with the surviving companies in various senior executive positions, including President of Informix, until IBM acquired Informix in 2001.  Earlier in his career, he was with Prime Computer, Inc. and International Computers Limited (ICL).  Mr. Foy has served on the board of directors of Continuum, a privately held managed IT support and services provider, since September 2013. Mr. Foy served on the board of directors of Dealertrack, a publicly traded provider of web-based software solutions for the automotive industry, from September 2008 to September 2015.

On May 2, 2016, the Board appointed Gerald G. Kokos, the Company’s Lead Director, as Executive Chairman of the Company.  In connection with his appointment as Executive Chairman, Mr. Kokos resigned as a member of the Audit Committee of the Board.  Mr. Kokos, age 66, has served as a member of the Board since September 2002.  Mr. Kokos currently works as an independent consultant.  From February 2015 to February 2016, he served as an advisor to the board of directors of Accruent, LLC, a provider of facility management software.  Mr. Kokos served as President, Chief Executive Officer and a director of VFA, Inc., a provider of solutions for facilities capital planning and spend management from January 2000 to January 2015.  Prior to his tenure at VFA, Mr. Kokos served as President and Chief Executive Officer of Empirical Software, Inc., a software start-up company focusing on service level management solutions, from 1998 to 2000.  From 1996 to 1998, Mr. Kokos served as Executive Vice President of the Investors Services Group at First Data Corporation, a payment processing company. Mr. Kokos holds a B.S. from the United States Coast Guard Academy and an M.B.A. from Yale University, and is designated a Board Leadership Fellow by the National Association of Corporate Directors (NACD).  Prior to his business career, Mr. Kokos served in the U.S. Coast Guard for nine years, achieving the rank of lieutenant commander.

A copy of the press release regarding the foregoing matters is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.

Date: May 4, 2016	By:	/s/ Jay Zager
Jay Zager Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 4, 2016